Exhibit 10.13

FINANCIAL INSTITUTIONS, INC.

2009 MANAGEMENT STOCK INCENTIVE PLAN

2012 PERFORMANCE PROGRAM

MASTER AGREEMENT

This 2012 Performance Program Master Agreement (this “Master Agreement”) relating to a grant (the “Award”) of restricted stock of Financial Institutions, Inc. (the “Company”), dated as of the Award Date set forth in the Award Certificate, is made by and between the Company and each Participant pursuant to the Financial Institutions, Inc. 2009 Management Stock Incentive Plan (the “Plan”). The Award Certificate is included with and made part of this Master Agreement. In this Master Agreement and each Award Certificate, unless the context otherwise requires, words and expressions shall have the meanings given to them in the Plan, except as herein defined.

Section 1. Definitions. For purposes of the Award and this Master Agreement, the following terms shall have the following meanings:

(a) “Award Certificate” means the separate certificate given to each Participant specifying the Award Date, Number of Shares, Performance Period, and Performance Range for such Participant’s Award.

(b) “Board” means the Board of Directors of Financial Institutions, Inc.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Management Development and Compensation Committee of the Board. Any reference herein to the Committee shall be deemed to include any person to whom any duty of the Committee has been delegated pursuant to Section 6(a) of this Master Agreement.

(e) “Common Stock” means the shares of common stock of the Company, par value $0.01 per share.

(f) “Disability” means (i) in the case of a Participant whose employment with the Company or a Subsidiary is subject to the terms of an employment or consulting agreement that includes a definition of “Disability,” the meaning set forth in such employment or consulting agreement during the period that such employment or consulting agreement remains in effect; and (ii) in all other cases, the meaning as set forth under the Company’s long-term disability plan applicable to the Participant as may be amended from time to time, and in the event the Company does not maintain any such plan with respect to a Participant, a physical or mental condition resulting from bodily injury, disease or mental disorder which renders the Participant incapable of continuing his or her usual and customary employment with the Company or a Subsidiary, as the case may be, for a period of not less than 120 days or such other period as may be required by applicable law.

(g) “Earned Shares” means Shares that have become earned based on the attainment of the Performance Requirements.

(h) “Individual Performance Requirement” means the individual performance requirement, as set forth in Section 4 of Schedule A to this Master Agreement.

(i) “Participant” means the Company’s Chief Executive Officer, Executive Vice Presidents or Senior Vice Presidents, to whom an Award has been granted under the Plan.

(j) “Performance Goals” means the threshold, target and maximum performance goals for each Performance Requirement, as set forth in Section 5 of Schedule A to this Master Agreement.

(k) “Performance Period” means the one-year period specified in the Award Certificate.

(l) “Performance Range” means, with regard to any Participant, the threshold, target and maximum percentage of Shares that may become Earned Shares based on attainment of the Performance Requirements, each as set forth in a Participant’s Award Certificate.

(m) “Performance Requirements” means the performance requirements, as set forth in Section 3(a) of this Master Agreement.

(n) “Qualified Performance-Based Award” means an Award that is intended to meet the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(o) “Service Requirements” means the requirement of continued employment and substantial services with the Company, as set forth in Section 3(b) of this Master Agreement.

(p) “Subsidiary” means any subsidiary of the Company within the meaning of Rule 405 of the Securities Act of 1933, as amended.

(q) “Vested Shares” means Earned Shares that have become vested, nonforfeitable and transferable based on satisfaction of the Service Requirements.

(r) “Weighting Percentage” means the weighting given to a Performance Requirement as set forth in Section 5 of Schedule A to this Master Agreement.

Section 2. Grant of Restricted Stock. Subject to the provisions of this Master Agreement and the provisions of the Plan and the Award Certificate, the Committee grants to the Participant named in the Award Certificate, as of the Award Date, an Award of the Number of Shares of the Company’s Common Stock set forth in the Award Certificate. The grant of shares of Common Stock to the Participant is an award of restricted stock (as defined in the Plan), and such shares of restricted stock are referred to herein as the “Shares.”

Section 3. Vesting of the Shares. There are two vesting requirements that must be satisfied before a Participant becomes vested in the Shares: (i) the Performance Requirements set forth in Section 3(a) below; and (ii) the Service Requirements set forth in Section 3(b) below. Both the Performance Requirements and the Service Requirements must be satisfied before a Share will become a Vested Share.

(a) Performance Requirements and Earned Shares. Subject to Section 4 of this Master Agreement, the Number of Shares, if any, that shall become Earned Shares is determined in accordance with the methodology set forth in Schedule A.

(b) Service Requirements and Vested Shares. Subject to Section 4 of this Master Agreement, the number of Earned Shares that shall become Vested Shares is based on the Participant providing substantial services and remaining in the continuous employment of the Company or a Subsidiary through a specified date, or through specified dates (each, a “Service Date,” and collectively, the “Service Dates”). The Percentage of Earned Shares that shall become Vested Shares and the Service Dates applicable to such Vested Shares are set forth in the Service Requirements section of the Participant’s Award Certificate.

(c) Forfeiture. Shares that do not become Vested Shares in accordance with the Performance Requirements and the Service Requirements shall be forfeited to the Company.

Section 4. Effects of Certain Events.

(a) General. Subject to Sections 4(b) through 4(d) of this Master Agreement, in the event that a Participant’s employment with the Company is terminated before the Shares become Vested Shares under the Service Requirements, all unvested Shares subject to the Award are automatically forfeited.

(b) Death or Disability. In the event of a Participant’s death or termination of employment due to Disability before the Shares become Vested Shares under the Service Requirements, such Participant shall immediately vest in all of the Shares that have become Earned Shares under the Performance Requirements but have not yet become Vested Shares under the Service Requirements. Any Shares that have not yet become Earned Shares shall be forfeited.

(c) Change in Control. In the event of a change in control of the Company (as defined in the Plan), all of a Participant’s Shares shall immediately become Vested Shares, unless directed otherwise by a resolution of the Committee adopted prior to and specifically relating to the occurrence of such change in control.

Section 5. Dividends. No dividends shall accrue or be paid to the Participant with respect to any Shares subject to the Award that have not become Vested Shares or that are subject to any restrictions or conditions on the record date for dividends, unless the Committee provides otherwise.

Section 6. Miscellaneous

(a) Administration. The Award shall be administered by the Committee. The Committee shall have authority to interpret the Award, the Award Certificate and this Master Agreement, to prescribe rules and regulations relating to the Award, the Award Certificate and this Master Agreement, to take any other actions it deems necessary or advisable for the administration of the Award, the Award Certificate and this Master Agreement and shall retain all general authority granted to it under Section 2 of the Plan. In accordance with applicable law, the Committee may delegate any of the responsibilities under this Master Agreement to the Chief Executive Officer of the Company or the Finance or Human Resources departments of the Company, or may receive recommendations from such individuals and departments regarding such responsibilities.

(b) Amendment. The Committee may, at any time, amend, modify or terminate this Master Agreement. Termination of this Master Agreement after the end of the Performance Period but before Shares become Earned or Vested Shares will not reduce Participants’ rights to receive Vested Shares for the Performance Period. Termination or amendment of this Master Agreement during the Performance Period may be retroactive to the beginning of the Performance Period, at the discretion of the Committee. If a change in control occurs, no amendment or termination may adversely affect existing Awards without the consent of the Participant.

(c) Adjustments. As provided by the Plan, in the event of any change in the Common Stock of the Company by reason of any stock dividend, stock split, recapitalization, reorganization, merger, consolidation, split-up, combination, or exchange of Shares, or of any similar change affecting the Common Stock, the Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Participant hereunder. Furthermore, the Committee shall adjust the Performance Requirements to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect any material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Company, or any other similar special circumstances, including the issuance of a significant number of shares of Common Stock. Any such adjustment to a Qualified Performance-Based Award shall be made in a manner that complies with Section 162(m) of the Code.

(d) No Transferability. The Shares may not be sold, transferred, pledged, assigned, encumbered, or otherwise alienated or hypothecated until they become fully vested and transferable in accordance with Section 3 of this Master Agreement and then only to the extent permitted under this Master Agreement, the Award Certificate, the Plan and by applicable securities laws. Prior to full vesting and transferability, all rights with respect to the Shares granted to a Participant under the Plan shall be available, during such Participant’s lifetime, only to such Participant.

(e) No Right to Continued Employment. The terms and conditions of the Award, the Award Certificate, this Master Agreement and the Plan shall not be deemed to constitute a contract of employment between the Company and a Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, except as otherwise provided in a written employment agreement. Nothing in the Award, the Award Certificate, this Master Agreement or the Plan shall be deemed to give a Participant the right to be retained in the service of the Company as an employee or to interfere with the right of the Company to discipline or discharge a Participant at any time.

(f) Rights as a Shareholder. Except for the transfer and other restrictions set forth elsewhere in this Master Agreement (including the limitations on dividends set forth in Section 5 of this Master Agreement), the Award Certificate and the Plan, the Participant, as record holder of the Shares, shall possess all the rights of a holder of the Company’s Common Stock (including voting); provided, however, that prior to becoming vested and transferable the certificates representing such Shares shall be held by the Company for the benefit of the Participant. As the Shares become Vested Shares, the Company shall, as applicable, either remove the notations on any Shares issued in book entry form which have vested or deliver to the Participant a certificate or certificates evidencing the number of Vested Shares (or, in either case, such lesser number of Shares as may result after giving effect to Section 6(g) of this Master Agreement).

(g) Withholding Taxes. The Company shall be entitled to require payment of any amounts required by federal, state or local tax law to be withheld with respect to the transfer or vesting of the Shares, or any other taxable event related thereto. The Company may permit the Participant to make such payment in one or more of the forms specified below:

(i) by cash or check made payable to the Company;

(ii) by the deduction of such amount from other compensation payable to the Participant, including without limitation, salary, bonus and other compensation;

(iii) by tendering shares of Common Stock already owned by the Participant or Vested Shares which have a then current fair market value not greater than the amount necessary to satisfy the Company’s withholding obligation based on the minimum statutory withholding rates for federal, state and local income tax and payroll tax purposes; or

(iv) in any combination of the foregoing.

In the event the Participant fails to provide timely payment of all sums required by the Company pursuant to this Section, the Company shall have the right and option, but not obligation, to treat such failure as an election by the Participant to provide all or any portion of such required payment by means of tendering Vested Shares in accordance with Section 6(g)(iii) of this Master Agreement.

(h) Legend. Each share certificate representing the Shares shall bear a legend indicating that such Shares are “Restricted Stock” and are subject to the provisions of this Master Agreement and the Plan.

(i) Stock Power. Concurrently with the grant of the Award, the Participant shall deliver to the Company a stock power, endorsed in blank, relating to the Shares. Such stock power shall be in the form attached to the Award Certificate as Exhibit A. The stock power with respect to any certificate representing Shares that do not vest shall be completed in the name of the Company by an officer of the Company, and the Shares shall be returned to either authorized but unissued shares or treasury shares, depending on their original source.

(j) Coordination with Plan and the Award Certificate. The Participant hereby acknowledges receipt of a copy of the Plan and the Award Certificate and agrees to be bound by all of the terms and provisions thereof including any that may conflict with those contained in this Master Agreement.

(k) Notices. All notices to the Company shall be in writing and sent to the Company’s Director of Human Resources at the Company’s offices. Notices to the Participant shall be addressed to the Participant at the Participant’s home or work address, including via interoffice mail, as it appears on the Company’s records. Any such notices may be made in electronic format or through means of online or other electronic transmission.

(l) Compensation Recovery Policy. Notwithstanding any other provision of this Master Agreement to the contrary, any Shares granted and/or issued hereunder, and/or any amount received with respect to any sale of any such Shares, shall be subject to potential cancellation, recoupment, rescission, payback or other action in accordance with the terms of the Company’s compensation recovery policy, if any, or any similar policy that the Company may adopt from time to time (the “Policy”). The Participant agrees and consents to the Company’s application, implementation and enforcement of (i) the Policy that may apply to the Participant and (ii) any provision of applicable law relating to cancellation, rescission, payback or recoupment of compensation, and expressly agrees that the Company may take such actions as are necessary to effectuate the Policy or applicable law without further consent or action being required by the Participant. To the extent that the terms of this Master Agreement and the Policy or any similar policy conflict, then the terms of such policy shall prevail.

(m) Section 280G of the Code. In the event that the accelerated vesting of the Shares, together with all other payments and the value of any benefit received or to be received by the Participant, would result in all or a portion of such payment being subject to the excise tax under Section 4999 of the Code (the “Excise Tax”), then the Participant’s payment shall be either (a) the full payment or (b) such lesser amount that would result in no portion of the payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state, and local employment taxes, income taxes and the Excise Tax, results in the receipt by the Participant, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Code. Any such reduction shall be made by the Company in compliance with all applicable legal authority, including Section 409A. All determinations required to be made under this Section shall be made by the nationally recognized accounting firm which is the Company’s outside auditor immediately prior to the event triggering the payments that are subject to the Excise Tax, which firm must be reasonably acceptable to the Participant (the “Accounting Firm”). The Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to the Company and the Participant. Notice must be given to the Accounting Firm within 15 business days after an event entitling the Participant to a payment under Section 4(c) of this Master Agreement. All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(n) Governing Law. This Master Agreement, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of New York, without reference to principles of conflict of laws, and construed accordingly.

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FINANCIAL INSTITUTIONS, INC.

2009 MANAGEMENT STOCK INCENTIVE PLAN

2012 PERFORMANCE PROGRAM MASTER AGREEMENT

SCHEDULE A

Section 1. Definitions. For purposes of the Award and this Master Agreement, the following terms shall have the following meanings:

(a) “Earnings Per Share” means diluted earnings per share, as such amount as is reported on the Company’s audited financial statements.

(b) “Efficiency Ratio” means the ratio of expense to revenue as reported in the Company’s annual report to shareholders on Form 10-K.

(c) “Gateway Requirement” means Five Star Bank’s Composite “CAMELS” rating in place on December 31, 2012.

(d) “Net Charge-off Ratio” means the ratio of the Company’s net charge-offs to average loans outstanding as reported in the Company’s annual report to shareholders on Form 10-K.

Section 2. Earned Shares. Subject to the Committee’s authority to adjust the number of Earned Shares as described in Section 9 of this Schedule A, the Earned Shares at the end of the Performance Period is determined based on the achievement of:

(a) the Gateway Requirement;

(b) the Individual Performance Requirement;

(c) the Performance Requirements, consisting of: (i) Earnings Per Share; (ii) Net Charge-off Ratio; (iii) Efficiency Ratio; and

(d) for Qualified Performance-Based Awards, the Threshold Performance Requirement set forth in Section 8 of this Schedule A.

Section 3. Gateway Requirement. If the Gateway Requirement is not a composite rating of “2” or better, all Shares issued under this Master Agreement shall be forfeited and shall not become Earned Shares.

Section 4. Individual Performance Requirement. If the Participant does not receive a minimum performance rating of “satisfactory” for the Performance Period, as determined by the Company in its sole discretion, all Shares issued under this Master Agreement shall be forfeited and shall not become Earned Shares.

Section 5. Performance Requirements. The Performance Requirements and the applicable Performance Goals at threshold, target and maximum for each Performance Requirement, as well as the Weighting Percentage for each Performance Requirement are as follows:

		September 30,			September 30,			September 30,		September 30,
Performance Goals
Performance Requirement	Threshold			Target			Maximum			Weighting Percentage
Earnings Per Share	$	[	]	$	[	]	$	[	]	[	]%
Net Charge-off Ratio		[	]%		[	]%		[	]%	[	]%
Efficiency Ratio		[	]%		[	]%		[	]%	[	]%

Section 6. Performance Results.

(a) For each Performance Requirement, the Number of Shares that vest and become Earned Shares based on the achievement of that Performance Requirement’s Performance Goals at threshold, target and maximum is equal to the product of (i) the Number of Shares subject to the Award; (ii) the Performance Range set forth in the Participant’s Award Certificate at threshold, target or maximum, respectively; and (iii) the Performance Requirement’s Weighting Percentage, rounded down to a whole number.

(b) In the event that the Company’s actual performance for the Performance Period does not meet the threshold for a Performance Requirement, no Shares shall be Earned Shares for such Performance Requirement.

(c) If the Company’s actual performance for the Performance Period is between threshold and target for the Performance Requirement, the number of Earned Shares for that Performance Requirement is equal to the product of: (i) the Number of Shares subject to the Award; (ii) the actual performance achievement, determined using straight line interpolation between the threshold and the target from the Participant’s Performance Range set forth in the Participant’s Award Certificate; and (iii) the Performance Requirement’s Weighting Percentage, rounded down to a whole number.

(d) If the Company’s actual performance for the Performance Period is between target and maximum for the Performance Requirement, the number of Earned Shares for that Performance Requirement is equal to the product of: (i) the Number of Shares subject to the Award; (ii) the actual performance achievement, determined using straight line interpolation between the target and maximum from the Participant’s Performance Range set forth in the Participant’s Award Certificate; and (iii) the Performance Requirement’s Weighting Percentage, rounded down to a whole number.

(e) If the Company’s actual performance for the Performance Period is at or above maximum for a Performance Requirement, the number of Earned Shares is equal to the product of: (i) the Number of Shares subject to the Award; (ii) the Performance Range set forth in the Participant’s Award Certificate at maximum; and (iii) the Performance Requirement’s Weighting Percentage, rounded down to a whole number.

(f) The total number of Number of Shares that become Earned Shares shall be the sum of the number of Earned Shares for each Performance Requirement.

Section 7. Actual Performance. The Committee reviews and approves the actual Earnings Per Share, Net Charge-off Ratio and Efficiency Ratio for the Performance Period.

Section 8. Qualified Performance-Based Awards.

(a) Establishment. Only Qualified Performance-Based Awards shall be subject to the additional Threshold Performance Requirement. In the case of a Qualified Performance-Based Award, the Threshold Performance Requirement shall be established within 90 days after commencement of the Performance Period in a manner that complies with Section 162(m) of the Code. The Threshold Performance Requirement is met if the Company achieves positive [return on equity] for the Performance Period.

(b) Performance Results and Maximum Shares. In the case of a Qualified Performance-Based Award, if the Threshold Performance Requirement is achieved, the number of Earned Shares shall be: (i) the Number of Shares subject to the Award (which, for the avoidance of doubt, is the maximum number of Shares subject to the Award); or (ii) any lesser amount determined by the Committee based on the level of actual performance with respect to the Performance Requirements. It is anticipated that the Committee will exercise discretion such that the number of Earned Shares would represent the amount that would be payable pursuant to the applicable Performance Requirements, rather than the maximum number of Shares subject to the Award, unless the actual attainment of the Performance Requirements also results in the maximum number of Earned Shares. For the avoidance of doubt, with respect to Qualified Performance-Based Awards, the number of Vested Shares shall not exceed the maximum number of Shares determined under Section 8(b)(i) of this Schedule A.

(c) Measurement and Certification. In the case of a Qualified Performance-Based Award, the Committee will measure and certify: (i) the achievement of the Threshold Performance Requirement and the number of Shares that have become Earned Shares based on the Threshold Performance Requirement; and (ii) the achievement of the Service Requirements and the number of Shares that have become Earned Shares based on the Service Requirements, in each case, in a manner that complies with Section 162(m) of the Code, including the requirement that the performance goal be objectively measured and certified in writing.

(d) Intent and Administration. It is intended that Qualified Performance-Based Awards meet the requirements “qualified performance-based compensation” and shall be fully deductible by the Company without regard to the limitations of Section 162(m) of the Code. Qualified Performance-Based Awards shall be administered consistent with such intention. The maximum annual share limit of Section 4 of the Plan shall apply with respect to Qualified Performance-Based Awards. As of the Award Date, Section 4 of the Plan provides that the maximum number of shares of Common Stock that may be granted under the Plan to any one Participant in any one calendar year is 300,000.

Section 9. Final Number of Earned Shares. Subject to the limitations on Qualified Performance-Based Awards imposed by Section 8(b) of this Schedule A, the number of Earned Shares may be adjusted upward or downward by the Committee, in its sole and absolute discretion, to a whole number, not to exceed the Number of Shares set forth in that Participant’s Award Certificate.

EXAMPLE (for illustration purposes only)

Suppose a Participant received an Award and his or her Award Certificate provided for a Number of Shares of 1,000 and a Performance Range as follows:

	September 30,	September 30,
Threshold	Target	Maximum
40%	80%	100%

The Performance Requirements, Weighting Percentages and Performance Goals were as set forth above in this Schedule A. Suppose the performance results for the Performance Period are as follows:

	September 30,	September 30,
Performance Requirement	Performance Result	Level Achieved
Earnings Per Share	$1.44	Target
Net Charge-off Ratio	58.0%	Maximum
Efficiency Ratio	0.70%	Threshold

The Earned Shares for each Performance Requirement would be determined as follows:

•	The number of Earned Shares for the Earnings Per Shares Performance Requirement would be 480 Shares (1,000 Shares x 80% (Target) x 60% (Weighting Percentage)).

•	The number of Earned Shares for the Net Charge-off Ratio Performance Requirement would be 200 Shares (1,000 Shares x 100% (Maximum) x 20% (Weighting Percentage)).

•	The number of Earned Shares for the Efficiency Ratio Performance Requirement would be 80 Shares (1,000 Shares x 40% (Threshold) x 20% (Weighting Percentage)).

•

The total number of Earned Shares for the Award would be 760 Shares (480 Earned Shares for the Earnings Per Shares Performance Requirement plus 200 Earned Shares for the Net Charge-off Ratio Performance Requirement plus 80 Earned Shares for the Efficiency Ratio Performance Requirement).